Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Equity Trust

We consent to the use of our report dated July 26, 2012, incorporated herein by reference, for ING Large Cap Value Fund, ING Real Estate Fund, ING Growth Opportunities Fund, ING MidCap Opportunities Fund, ING SmallCap Opportunities Fund, ING Mid Cap Value Fund, and ING Value Choice Fund, each a series of ING Equity Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP

Boston, Massachusetts

September 27, 2012